EXHIBIT 10.21

Summary of Non-Employee Director Compensation

The following is a summary of the compensation provided by Factory Card & Party Outlet Corp. to non-employee directors for service as a director:

Director Fees

Non-employee directors receive $27,500 per year for serving as a director, $1,000 for attending a regular or special board meeting or committee meeting ($500 if attended by telephone), plus reimbursement of all reasonable travel and out-of-pocket expenses associated with attending such meeting. The Chairman of the Compensation Committee receives an additional annual fee of $7,000, and the Chairman of the Audit Committee receives an additional annual fee of $5,000. The Chairman of the Board receives an additional annual fee of $32,500.

Non-employee directors participate in one equity compensation plan of the Company, the 2002 Non-Employee Directors Stock Option Plan. The Board has a policy for the annual grant of non-qualified stock options to purchase 5,000 shares of the Company’s Common Stock to continuing non-employee directors. All options granted to such directors will have an exercise price equal to 100% of the fair market value on the date of grant and will vest over a three-year period from the grant date.

Additionally, the Board has a policy that the Non-Executive Chairman of the Board will receive at the same time additional non-qualified stock options in the amount of 5,000 shares, which options will have the same exercise price and will also vest over a three-year period from the grant date.